Exhibit 3.1

AMENDMENT NO. 7
TO
AMENDED AND RESTATED BYLAWS, AS AMENDED,
OF
IMPAC MORTGAGE HOLDINGS, INC.

This Amendment No. 7, approved by the Board of Directors on April 25, 2017, to the Amended and Restated Bylaws (as amended, the “Bylaws”) of Impac Mortgage Holdings, Inc., hereby amends the Bylaws, as follows:

1.             Article II, Section 3 of the Bylaws, as amended, shall be stricken in its entirety and replaced with the following:

“Section 3.            SPECIAL MEETINGS.  The president, chief executive officer; two-thirds (2/3) of the entire Board of Directors or a majority of the Unaffiliated Directors (as defined in Article III, Section 2) may call special meetings of the stockholders. Special meetings of stockholders shall also be called by the secretary of the Corporation upon the written request of the holders of shares entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.  Such request shall state the purpose of such meeting and the matters proposed to be acted on at such meeting.  The secretary shall inform such stockholders of the reasonably estimated cost of preparing and mailing notice of the meeting and, upon payment to the Corporation by such stockholders of such costs, the secretary shall give notice so each stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting, a special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any special meeting of the stockholders held during the preceding twelve months.”

2.             Article III, Section 6 of the Bylaws, as amended, shall be stricken in its entirety and replaced with the following:

“Section 6.            NOTICE.  Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, facsimile transmission, electronic mail, United States mail or overnight courier to each director at his business or residence address.  Notice by personal delivery, by telephone or facsimile transmission shall be given at least two days prior to the meeting.  Notice by electronic mail or overnight courier shall be given at least 24 hours prior to the meeting. Notice by mail shall be given at least five days prior to the meeting and shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid.  Telephone notice shall be deemed to be given when the director is personally given such notice in a telephone call to which he is a party.  Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the director and receipt of a completed answer-back indicating receipt. If sent by overnight courier, such notice shall be deemed given when delivered to the courier. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Corporation by the Director. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or these Bylaws.”

2.             Article IV, Section 3 of the Bylaws, as amended, shall be stricken in its entirety and replaced with the following:

“Section 3.            MEETINGS.  Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors.  A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee.  The act of a majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee.  The act of a majority of the committee members present at a meeting shall be the act of such committee.  The Board of Directors shall designate a chairman of any committee, and such chairman or any two members of any committee may fix the time and place of its meeting unless the Board shall otherwise provide.  Each committee shall keep minutes of its proceedings.”